DELTA AND PINE LAND COMPANY ANNOUNCES ADDITION OF
                     W. T. JAGODINSKI TO BOARD OF DIRECTORS
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         SCOTT, MISS., September 3, 2002 -- Delta and Pine Land Company
(NYSE:DLP), a leading commercial breeder, producer and marketer of cotton planting seed, today announced that W. T. ("Jag") Jagodinski has been elected to the DLP Board of Directors. Jagodinski's term will last until the Company's 2003 Annual Meeting when the shareholders will vote upon his re-election. Jagodinski became President and CEO of DLP on September 1, 2002 as part of the succession plan that was announced in June of this year.
         Jagodinski, 46, has served as Executive Vice President of DLP since June 2002. Prior to June, he was most recently Senior Vice President and Chief Financial Officer. Jagodinski has been with the company for more than eleven years. His addition to the D&PL Board brings the total number of directors to seven.
         Delta and Pine Land Company is a commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, DLP also breeds, produces and markets soybean planting seed in the U.S. where it sells cotton seed. For more information, please refer to the Company's Web site at http://www.deltaandpine.com.